UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): January 25, 2008

KVH Industries, Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware	0-28082
(State or Other Jurisdiction of Incorporation)	(Commission File Number)

05-0420589

(IRS Employer Identification No.)

50 Enterprise Center Middletown, RI	02842
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (401) 847-3327

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 8.01.	OTHER EVENTS

The Company announced in a press release on January 25, 2008, that the United States District Court for the District of Rhode Island has granted final approval of the previously disclosed settlement of the securities class action claims filed in federal court against KVH Industries, Inc. and certain of its officers in 2004 on behalf of a class of KVH Industries, Inc. shareholders. The Company also announced that on November 19, 2007 the Rhode Island Superior Court granted final approval of the settlement of the related derivative lawsuit filed by KVH Industries, Inc. shareholders against certain of KVH Industries, Inc. directors and officers. Pursuant to the settlement agreements, the appeal of the dismissal of another related derivative lawsuit pending in the U.S. Court of Appeals for the First Circuit has also been dismissed. As a result of these actions, all claims in these three lawsuits have been fully and finally settled and dismissed with prejudice by the courts.

As previously disclosed, pursuant to the terms of the settlements, KVH Industries, Inc. settled for a $5.3 million cash payment made by its insurance carrier, together with the Company’s agreement to adopt, formalize, or reconfirm adherence to certain corporate governance policies and practices.

A copy of the Company’s press release is attached hereto as Exhibit 99.1. The press release is incorporated by reference herein and the foregoing description of the press release is qualified in its entirety by reference to the attached exhibit.

ITEM 9.01.	FINANCIAL STATEMENTS AND EXHIBITS

(d) Exhibits

99.1	January 25, 2008 press release entitled “Courts Approve Final Settlement of 2004 Securities Class Action and Related Derivative Lawsuits”

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

KVH INDUSTRIES, INC.

Date: January 28, 2008	BY:	/s/ PATRICK J. SPRATT
Patrick J. Spratt Chief Financial and Accounting Officer

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EXHIBIT INDEX	EXHIBIT DESCRIPTION
99.1	January 25, 2008 press release entitled “Courts Approve Final Settlement of 2004 Securities Class Action and Related Derivative Lawsuits”

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